Exhibit 10.49

AMENDMENT NUMBER ONE

TO THE

EMPLOYMENT AGREEMENT FOR P. LANG LOWREY III

This Amendment Number One (the “Amendment”) is made to the Employment Agreement (the “Agreement”) by and among Danka Office Imaging Company (“Danka Office Imaging”), Danka Business Systems PLC (“Danka Business Systems”), Danka Holding Company (“Danka Holding”) and P. Lang Lowrey III (“Executive”) dated February 3, 2001. Danka Office Imaging, Danka Business Systems, and Danka Holding are collectively referred to herein as the “Company”.

WHEREAS, the Company and Executive entered into the Agreement; and

WHEREAS, the Company and Executive desire to adopt this Amendment to modify the Agreement;

NOW, THEREFORE, the Company and Executive hereby agree as follows:

I.

Section 2 shall be stricken from the Agreement and replaced in its entirety with the following:

2. CAPACITY AND DUTIES. Executive shall be employed in the capacity of Executive Chairman of the Board of Directors of Danka Business Systems PLC (the “Board”). Executive shall have and fulfill all of the duties and responsibilities ordinarily associated with the status of Executive Chairman of the Board and shall devote his time and attention to duties and responsibilities that are critical to the Company’s growth and prosperity, including (a) overseeing the strategic development and planning of the Company and (b) mentoring and counseling the Chief Executive Officer of the Company and the Company’s executive team. Executive shall be provided with appropriate administrative assistance during the Term.

II.

Section 3(a) shall be stricken from the Agreement and replaced in its entirety with the following:

(a) Term. Employment of Executive by the Company pursuant to this Amendment and the Agreement shall begin on such date as the Board of Directors appoints the successor Chief Executive Officer or April 1, 2004, whichever is earlier (the “Commencement Date”) and shall continue for an initial term of one-year from the Commencement Date. The initial one-year period during which Executive is employed by the Company pursuant to this Amendment and the Agreement is referred to herein as the “Initial Term”. In addition, any period during which Executive is employed by the Company pursuant to this Amendment and the Agreement is referred to herein and the Agreement as the “Term” of the Agreement. It shall be within the sole discretion of the Board of Directors whether to extend this Amendment beyond the “Initial Term”.

III.

Section 4 shall be stricken from the Agreement and replaced in its entirety with the following:

4. PLACE OF EMPLOYMENT. Executive’s principal place of work shall be located in the Atlanta, Georgia metropolitan area.

IV.

Section 5(a) shall be stricken from the Agreement and replaced in its entirety with the following:

(a) Salary. During the Term, the Company shall pay Executive a base salary at the rate of $325,000.00 per annum (the “Annual Base Salary”), payable in a manner consistent with the Company’s payroll procedures for U.S. salaried employees. The Human Resources Committee of the Board (the “H.R. Committee”) shall review Executive’s Annual Base Salary at least annually and may increase, but not decrease, the Annual Base Salary.

V.

In Section 5(b), the second and third sentences shall be stricken from the Agreement and replaced in their entirety with the following:

Upon the Company’s achievement of one hundred percent (100%) or more of the targeted levels of the Performance Bonus Plan, the Company shall pay Executive a bonus equal to 100% of Executive’s Annual Base Salary then in effect.

VI.

Section 7(a)(ii) shall be stricken from the Agreement and replaced in its entirety with the following:

(ii) By Company Notice. Subject to Section 8(a) herein; the Company may terminate this Amendment and Executive’s employment with the Company upon sixty (60) days written notice for any reason not included in the definition of Cause (“Company Notice Termination”). Upon termination of Executive as Executive Chairman of the Board pursuant to a Company Notice Termination, Executive may continue to serve as a member of the Board if mutually agreed by the Company and Executive, and Executive shall be compensated for his services as a member of the Board on the same basis as other members of the Board.

VII.

Section 7(c)(ii) shall be stricken from the Agreement and replaced in its entirety with the following:

(ii) By Executive Notice. Executive may terminate this Amendment and Executive’s employment with the Company for any reason not included in the definition of Good Reason by giving the Company sixty (60) days written notice of such termination (“Executive Notice Termination”). Upon termination of Executive as Executive Chairman of the Board pursuant to an Executive Notice Termination, Executive may continue to serve as a member of the Board if mutually agreed by the Company and Executive, and Executive shall be compensated for his services as a member of the Board on the same basis as other members of the Board.

VIII.

The first sentence of Section 8(a) shall be stricken from the Agreement and replaced in its entirety with the following:

If, during the Initial Term, the Company terminates Executive’s employment for any reason other than for Cause (as defined in Section 9), or if Executive terminates his employment for Good Reason (as defined in Section 9), the Company shall pay to Executive (subject to withholding of applicable taxes) a severance equal to two (2) full years of Executive’s Annual Base Salary at the rate in effect on the date of termination of Executive’s employment (or in the event a reduction in Annual Base Salary is a basis for a termination by Executive for Good Reason, then the Annual Base Salary in effect immediately prior to such reduction). If, during the one year period following the Initial Term, Executive’s employment is terminated in accordance with this paragraph, Company shall pay to Executive (subject to withholding of appropriate taxes) a severance equal to one (1) full year of Executive’s Annual Base Salary.

IX.

Section 9(c)(ii) shall be stricken from the Agreement and replaced in its entirety with the following:

(ii) the relocation of Executive’s principal office, without Executive’s prior written consent, more than forty (40) miles away from the Executive’s office in Atlanta, Georgia;

X.

Section 9(c)(vi) shall be stricken from the Agreement and replaced in its entirety with the following:

(vi) any removal of Executive from, or the failure to appoint, elect, reappoint, or reelect Executive to, the position of Executive Chairman of the Board; and/or

XI.

The changes made in this Amendment to the Agreement shall be effective as of the Commencement Date. Until such date, the Agreement will continue to apply in accordance with its terms.

XII.

This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment to Executive’s Employment Agreement this 29th day of March, 2004.

DANKA BUSINESS SYSTEMS PLC

By:	/s/ Keith J. Nelsen

Name:	Keith J. Nelsen
Title:	Chief Administrative Officer and General Counsel

DANKA HOLDING COMPANY

By:	/s/ Keith J. Nelsen

Name:	Keith J. Nelsen
Title:	Chief Administrative Officer and General Counsel

DANKA OFFICE IMAGING COMPANY

By:	/s/ Keith J. Nelsen

Name:	Keith J. Nelsen
Title:	Chief Administrative Officer and General Counsel

EXECUTIVE

/s/ P. Lang Lowrey III

P. Lang Lowrey III